EXHIBIT 99.1

Altair Nanotechnologies Reports 2009 Financial Results

RENO, Nev. – March 11, 2010 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the year ended December 31, 2009.

For the year ended December 31, 2009, the Company reported revenues of $4.4 million, down from $5.7 million for 2008.  The net loss was $21.9 million, or 21 cents per share, compared to a net loss of $29.3 million, or 34 cents per share, for 2008. The basic and diluted weighted average shares outstanding for the year were 100.2 million, compared to 85.9 million reported in 2008.

Operating expenses of $27.2 million for 2009 were $8.7 million less than the operating expenses of $35.9 million for 2008.  The 2008 results contained several one-time expenses including the settlement expense of $3.6 million with Al Yousuf LLC, the reversal of $2.9 million in warranty expense and the forgiveness of $1.7 million in notes receivable associated with resolution of the various Phoenix Motor Cars issues.  Similarly, 2009 contains the one-time impairment loss on the AlSher assets of $1.3 million.  Even adjusting for all of these one-time items, the 2009 operating expense reduction from 2008 was $7.6 million consisting primarily of the elimination of R&D expenditures of $6.6 million as we eliminated activities in the former Life Sciences and Performance Materials divisions. In addition we had a reduction in G&A expenses of $1.6 million resulting from a number of different initiatives.

The Company’s cash and cash equivalents decreased by $10.0 million, from $28.1 million at December 31, 2008 to $18.1 million at December 31, 2009. This is due primarily to net cash used in operations of approximately $23.6 million, $4.9 million of which was for increased product inventories; investing activities primarily consisting of purchases of fixed assets of approximately $0.8 million offset by $2.0 million received from the sale of our Spectrum common stock; and financing activities that include payment of notes payable of $0.6 million offset by $12.8 million of proceeds relating to the issuance of common shares in May 2009.

The Company’s monthly cash burn rate has been higher throughout 2009 than it was in the second half of 2008 as the Company has been building up inventory of component parts with three to six month lead times in anticipation of sales in early 2010. If sales in early 2010 do not materialize, we expect our cash burn rate to slow as the Company believes it now has adequate levels of components in inventory.  Product inventories are higher by $4.9 million and prepaid expenses by $1.2 million from their respective December 31, 2008 balances.  The increase in prepaid expenses results largely from a partial payment on the purchase of battery cells from the Company’s Korean cell manufacturer.

“We continue to position the company to take advantage of the opportunities we see developing throughout 2010,” said Dr. Terry Copeland, Altairnano’s president and CEO. “Discussions with potential customers continue to advance and we expect order activity to gain traction in our key market segments. We have begun to build inventory levels in order to move expeditiously once we have these initial firm orders.”

During 2009 Altairnano completed work on the Office of Naval Research phase 1 development program, received the final signed contracts for both the $3.8 million Office of Naval Research phase 2 development program, and the Department of Defense supported $1.8 million nanosensor project.  Although work on both of these projects began in 2009, the Company will continue that work during the first half of 2010.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FINANCIAL RESULTS

During 2009 Altairnano reached agreement with Spectrum to modify its existing contract to assign ownership of all patent rights associated with RenazorbTM and RenalanTM compounds to Spectrum.  Under the terms of the agreement, the Company received $750,000 in Spectrum restricted common stock and a right to future royalties and milestone payments upon completion of certain specified events.  The Company is also currently in negotiations with Sherwin-Williams to potentially sell our interest in the AlSher Titania joint venture to them, thus enabling Altairnano to exit the performance materials arena as it already has the life sciences arena.

Year End 2009 Conference Call
Altairnano will hold a conference call to discuss its 2009 results on Thursday, March 11, 2010 at 11:00 a.m. Eastern Standard Time (EST). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EST, Thursday, March 11, until Midnight EST, April 10, 2010. It can be accessed by dialing +1 706-645-9291 and entering conference number 60968372.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include battery cells for military artillery, battery packs for hybrid vehicles and energy storage systems for large-scale stationary power services. For more information please visit Altairnano at www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products of the Company will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FINANCIAL RESULTS

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Media Relations:
Jeff Brunings
Director, Strategic Marketing
Altair Nanotechnologies, Inc.
775-856-2500
mediarelations@altairnano.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$18,122	$28,088
Investment in available for sale securities	505	-
Accounts receivable	683	955
Product inventories	5,043	98
Prepaid expenses and other current assets	1,820	572
Total current assets	26,173	29,713

Investment in available for sale securities	2,587	3,174

Property, plant and equipment, net held and used	8,670	11,637

Property, plant and equipment, net held and not used	2,211	2,377

Patents, net	551	636

Other assets	125	534

Total Assets	$40,317	$48,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$1,783	$749
Accrued salaries and benefits	625	1,361
Accrued warranty	79	36
Accrued liabilities	758	765
Note payable, current portion	794	732
Capital lease obligation – current portion	16	4
Total current liabilities	4,055	3,647

Capital lease obligation, less current portion	37	608

Total Liabilities	4,092	4,255

Stockholders' Equity
Common stock, no par value, unlimited shares authorized;
105,400,728 and 93,143,271 shares issued and
outstanding at December 31, 2009 and December 31, 2008	188,515	180,105
Additional paid in capital	10,933	5,378
Accumulated deficit	(162,204)	(140,892)
Accumulated other comprehensive loss	(1,560)	(1,873)

Total Altair Nanotechnologies Inc.’s Stockholders' equity	35,684	42,718

Noncontrolling Interest in Subsidiary	541	1,098

Total Liabilities and Stockholders' Equity	$40,317	$48,071

ALTAIR NANOTECHNOLOGIES REPORTS 2009 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues
Product sales	$945	$757	$4,058
Less: Sales returns	(184)	-	-
License fees	750	-	-
Commercial collaborations	1,410	2,007	2,910
Contracts and grants	1,450	2,962	2,140
Total revenues	4,371	5,726	9,108

Operating Expenses
Cost of sales – product	954	183	5,164
Cost of sales – warranty and inventory reserves	198	(2,865)	6,843
Research and development	10,323	16,908	15,444
Sales and marketing	2,819	2,950	2,001
Notes receivable extinguishment	-	1,722	-
Settlement and release	-	3,605	-
Asset impairment	1,308	-	-
General and administrative	8,943	10,590	10,770
Depreciation and amortization	2,687	2,759	1,954
Total operating expenses	27,232	35,852	42,176
Loss from Operations	(22,861)	(30,126)	(33,068)

Other Income (Expense)
Interest expense	(107)	(97)	(134)
Interest income	188	982	1,101
Realized gain/(loss) on investment	851	(89)	-
Loss on foreign exchange	(2)	(10)	(1)
Total other income, net	930	786	966

Net Loss	(21,931)	(29,340)	(32,102)

Less: Net loss attributable to non-controlling interests	619	272	631

Net Loss Attributable to Altair Nanotechnologies Inc.	$(21,312)	$(29,068)	$(31,471)

Loss per common share - Basic and diluted	$(0.21)	$(0.34)	$(0.45)

Weighted average shares - Basic and diluted	100,177,727	85,903,712	71,008,505